Exhibit 21.1

SUBSIDIARIES OF ADVENT TECHNOLOGIES HOLDINGS, INC.

DOMESTIC COMPANIES
Name	Jurisdiction of Incorporation
Advent Technologies Inc.	Delaware

FOREIGN COMPANIES
Name	Jurisdiction of Incorporation
Advent Technologies SA	Greece